Exhibit 99.1

RIVER ROCK ENTERTAINMENT AUTHORITY REACHES AGREEMENT

WITH DRY CREEK CASINO, LLC REGARDING CASH BUY-OUT OF CREDIT

ENHANCEMENT FEES

Geyserville, CA. March 6, 2007 — The River Rock Entertainment Authority (the “Authority”), the operator of the River Rock Casino in Sonoma County, California, today announced that it has reached an agreement with the Dry Creek Casino, LLC to buy-out the remaining portion of credit enhancement fees.  As per the agreement reached with Dry Creek Casino, LLC, River Rock has agreed to pay $11.35 million for all remaining credit enhancement fees.

Chief Executive Officer Shawn Smyth stated, “We are very pleased to have reached this agreement with Dry Creek Casino, LLC as it removes our obligations to pay credit enhancement fees for the balance of the original term.”

Under the terms of the Original Agreement, the Authority was obligated to pay Dry Creek Casino, LLC twenty percent (20%) of the Authority’s net income before distributions to the Tribe plus depreciation and amortization plus annual interest on $25.0 million principal amount of the senior notes, less revenues from sales of alcoholic beverages (the “Credit Enhancement Fee”).  The Original Agreement required the Credit Enhancement Fees to be paid for a period of five years commencing on June 1, 2003.

River Rock Entertainment Authority

We are a Tribal governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (the “Tribe”), a federally recognized self-governing Indian tribe.  The Tribe has 931 enrolled members and approximately 75-acre reservation in Sonoma County, California.  We own and operate the River Rock Casino, a 68,000 square foot facility which is on the reservation and overlooks the scenic Alexander Valley, 75 miles north of San Francisco.  River Rock Casino features 35,500 square feet of gaming space containing 1,600 slot and video poker machines, as well as a full-service restaurant.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Unites States Private Securities Litigation Reform Act of 1995.  Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable.  We do not guarantee that the transactions and events described in this press release will happen as described (or that they will happen at all).  You should read this press release completely and with the understanding that actual future results may be materially different from what we expect.  We will not update these forward-looking statements, even though our situation will change in the future.

Whether actual results will conform to our expectations and predictions is subject to a number of risks and uncertainties, including:

•      Our financial performance

•                  Our dependence on a single gaming site

•                  Our levels of leverage and ability to meet our debt service and other obligations

•                  General local, domestic and global economic conditions

•                  Changes in federal or state tax laws or regulations, including the Compact

•                  Maintenance of licenses required under gaming laws and regulations and construction permits and approvals required under applicable laws and regulations; and

•                  Development of new competitive gaming properties.

Contact:

Don Duffy

Integrated Corporate Relations

203-682-8200